Exhibit 99.1

News Release	Contacts Investors: Media:	Peter Poillon +1 212 915-8084 Email: peter.poillon@willis.com Miles Russell +44 203 124-7446 Email: miles.russell@willis.com

Willis Group Reports First Quarter 2013 Results

4.1% reported and organic growth in commissions and fees

NEW YORK, April 30, 2013 – Willis Group Holdings plc (NYSE: WSH), the global risk advisor, insurance and reinsurance broker, today reported results for the three months ended March 31, 2013.

Financial highlights:

	Three months ended March 31,
	2013	2012	Change
Reported net income per diluted share	$1.24	$1.28	(3.1)%
Adjusted net income per diluted share	$1.46	$1.32	10.6%
Reported operating margin	27.3%	31.3%	(400) bps
Adjusted operating margin	31.7%	32.6%	(90) bps
Reported commissions and fees growth	4.1%	0.6%
Organic commissions and fees growth	4.1%	2.1%

Willis Group recorded first quarter organic commissions and fees growth of 4.1%. The Group’s solid performance was consistent across its three business units, with Willis North America contributing growth of 4.3%, Willis International contributing growth of 3.8% and Willis Global contributing growth of 4.1%.

As previously announced, Willis Group incurred a charge during the first quarter primarily related to headcount reduction and property and systems rationalization costs. The charge amounted to $46 million and is expected to drive future savings, starting in the second quarter.

“We are very pleased with our solid results in the first quarter, spread evenly throughout our business,” said Dominic Casserley, CEO of Willis Group Holdings. “We will continue working to build on the positive trajectory of our organic growth over the last two quarters. As shown by our first quarter charge, our efforts are also focused on tempering expense growth and delivering strong, sustainable results over the long term.”

First Quarter 2013 Financial Results

Willis Group reported net income of $219 million, or $1.24 per diluted share, for the quarter ended March 31, 2013. These results compared with reported net income of $225 million, or $1.28 per diluted share, in the comparable period a year ago.

The tax rate in the first quarter 2013 was approximately 19%, down from approximately 24% in the comparable prior year period due to the impact from recording a valuation allowance against the Company’s U.S. deferred tax assets in 2012.

Notable items, in comparing reported net income between the two periods, include the $46 million charge in the first quarter of 2013 mentioned above and, in the first quarter of 2012, $13 million related to the write-off of uncollectible accounts receivable and associated legal fees.

Excluding the after-tax impact of these two items, adjusted net income for the first quarter 2013 was $257 million, or $1.46 per diluted share, compared with $233 million, or $1.32 per diluted share, in the same period a year ago. Adjusted net income per diluted share in the first quarter of 2012 does not reflect the $0.01 negative impact of the previously disclosed change in remuneration policy.

The impact of the lower tax rate in first quarter 2013 relative to first quarter 2012, on an adjusted net income basis, was $0.10 per share. Additionally, foreign currency movements increased earnings by $0.01 per diluted share in the first quarter of 2013 compared with the first quarter of 2012.

Commissions and fees for Willis Group improved to $1,046 million in the first quarter of 2013, up from $1,005 million in the prior year quarter. Organic commissions and fees grew 4.1% excluding the net impact of acquisitions and disposals and foreign currency movements.

Investment income for Willis Group declined to $4 million in the first quarter of 2013 from $5 million in the first quarter of 2012.

Willis North America Segment

The North America segment reported 4.9% commissions and fees growth in the first quarter of 2013 compared to the first quarter of 2012. The change reflects 4.3% organic commissions and fees growth, a positive 0.4% impact from acquisitions and disposals, and a positive 0.2% impact from foreign currency movements.

Growth in commissions and fees was recorded across most of Willis North America’s geographic regions. All of the major industry practices recorded positive growth. Notable among these results was the Human Capital business, which grew mid-single digits.

Willis International Segment

The International segment reported a 3.8% increase in commissions and fees compared with the same period in 2012. The change reflects 3.8% organic growth, a negative 0.1% impact from foreign currency movements, and a positive 0.1% impact from acquisitions and disposals.

Operations in Western Europe declined low-single digits in the quarter while Eastern Europe recorded mid-single digit growth. Operations in the UK recorded low single-digit growth. Latin America delivered double-digit growth, with strong growth across a number of the larger countries in the region. Asia recorded double-digit growth and Australasia grew mid-single digits.

Willis Global Segment

The Global segment, which comprises Willis Re, Specialty, Placement and Willis Capital Markets and Advisory, reported 3.5% growth in commissions and fees in the first quarter of 2013, compared with the first quarter of 2012. The change reflects 4.1% organic growth, a negative 0.4% impact from foreign currency movements, and a negative 0.2% impact from acquisitions and disposals.

Global segment growth in the quarter was led by Willis Re, which delivered high single-digit growth in the seasonally largest quarter for the business. North America reinsurance business grew double-digits, driven primarily by new business wins and International reinsurance business was up mid-single digits.

Global Specialty grew low-single digits as double-digit growth in Faber Global and the Energy unit was tempered by a decline in Financial and Executive Risk.

Expenses

Reported salaries and benefits for Willis Group were $568 million in the first quarter of 2013, compared with $506 million in the first quarter of 2012. However, salaries and benefits in the first quarter of 2013 included $29 million related to the previously announced charge. First quarter 2013 salaries and benefits were favorably impacted by $2 million of foreign currency movements.

Excluding the impact of the previously announced charge, salaries and benefits in the first quarter of 2013 were $539 million, an increase of 6.5% from $506 million. This is equivalent to 51.3% of revenues in first quarter 2013, compared to 50.0% of revenues in the year ago quarter.

Salaries and benefits in the first quarter of 2012 are not directly comparable with the current period expense due to the impact from the previously disclosed change in remuneration policy. Had the change in remuneration policy been effective from January 1, 2012, salaries and benefits in the first quarter of 2012 would have been approximately $4 million, or 0.8%, higher.

Other operating expenses in the first quarter of 2013 were $156 million, unchanged from the year ago period. Other operating expenses in the first quarter of 2013 included $12 million related to the charge as described earlier. Included within this line in the first quarter 2012 was a $13 million write-off of uncollectible accounts receivable and associated legal costs. Adjusted for the items mentioned above, other operating expenses as a percentage of revenues were 13.7% in the first quarter of 2013, compared to 14.1% in the year ago quarter.

Operating Margin

Reported operating margin for Willis Group was 27.3% for the first quarter of 2013 compared with 31.3% for the same period of 2012. Adjusted operating margin, excluding the items detailed in note four of the supplemental financial information, was 31.7% for the quarter ended March 31, 2013, compared with 32.6% a year ago. The decline in margin was primarily driven by increased salary and benefits expense and lower investment and other income, partially offset by higher commissions and fees revenue.

Expense Reduction Initiative

Willis Group recorded a pre-tax charge of $46 million in the first quarter of 2013 related to the previously announced assessment of the Company’s organizational design. Actions taken in the quarter included the elimination of 207 positions and rationalization of property and systems. The Company does not expect to incur any further charge related to this assessment.

Willis Group anticipates that the actions taken will result in total cost savings of approximately $20 million in 2013, starting in the second quarter. It is also anticipated that Willis Group will achieve annualized cost savings of approximately $25 to $30 million.

Tax

The tax rate for the quarter ended March 31, 2013 was 19%, compared to 24% for the first quarter of 2012. The lower tax rate in first quarter of 2013 was primarily due to the impact of a valuation allowance maintained against U.S. deferred tax assets, which results in a smaller tax charge on U.S. income in the current period compared with prior periods.

Balance Sheet Highlights

As of March 31, 2013, cash and cash equivalents totaled $531 million, total debt was $2,402 million and total equity was $1,893 million. As of December 31, 2012, cash and cash equivalents were $500 million, total debt was $2,353 million and total equity was $1,725 million.

Dividends

At its April 2013 Board meeting, the Board of Directors approved a regular quarterly cash dividend of $0.28 per share (an annual rate of $1.12 per share). The dividend is payable on July 15, 2013 to shareholders of record at June 28, 2013.

Conference Call and Web Cast

A conference call to discuss the first quarter 2013 results will be held on Wednesday, May 1, 2013, at 8:00 AM Eastern Time. To participate in the live teleconference, please dial (866) 803-2143 (U.S.) or +1 (210) 795-1098 (international) with a pass code of “Willis”. The live audio web cast (which will be listen-only) may be accessed at www.willis.com. This call will be available by replay starting at approximately 10:00 AM Eastern Time, and through June 1, 2013 at 5:00 PM Eastern Time, by calling
(800) 386-4113 (domestic) or + 1 (402) 220-9811 (international) with no pass code, or by accessing the website.

The Company may refer to a slide presentation during its conference call. The slides will be available to view and download from the Investor Relations section of the Company’s website at www.willis.com.

About Willis

Willis Group Holdings plc is a leading global risk advisor, insurance and reinsurance broker. With roots dating to 1828, Willis operates today on every continent with more than 17,000 employees in over 400 offices. Willis offers its clients superior expertise, teamwork, innovation and market-leading products and professional services in risk management and transfer. Our experts rank among the world’s leading authorities on analytics, modelling and mitigation strategies at the intersection of global commerce and extreme events. Find more information at our Website, www.willis.com, our leadership journal, Resilience, or our up-to-the-minute blog on breaking news, WillisWire. Across geographies, industries and specialisms, Willis provides its local and multinational clients with resilience for a risky world.

Forward-Looking Statements

We have included in this document ‘forward-looking statements’ within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created by those laws. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts that address activities, events or developments that we expect or anticipate may occur in the future, including such things as our outlook, future capital expenditures, growth in commissions and fees, business strategies, competitive strengths, goals, the benefits of new initiatives, growth of our business and operations, plans and references to future successes, are forward-looking statements. Also, when we use the words such as ‘anticipate’, ‘believe’, ‘estimate’, ‘expect’, ‘intend’, ‘plan’, ‘probably’, or similar expressions, we are making forward-looking statements.

There are important uncertainties, events and factors that could cause our actual results or performance to differ materially from those in the forward-looking statements contained in this document, including the following:

•	the impact of any regional, national or global political, economic, business, competitive, market, environmental or regulatory conditions on our global business operations;

•

the impact of current financial market conditions on our results of operations and financial condition, including as a result of those associated with the current Eurozone crisis, any insolvencies of or other difficulties experienced by our clients, insurance companies or financial institutions;

•	our ability to implement and realize anticipated benefits of any expense reduction initiative, charge or any revenue generating initiatives;

•	volatility or declines in insurance markets and premiums on which our commissions are based, but which we do not control;

•	our ability to continue to manage our significant indebtedness;

•	our ability to compete effectively in our industry, including the impact of our refusal to accept contingent commissions from carriers in the non-Human Capital areas of our retail brokerage business;

•	material changes in commercial property and casualty markets generally or the availability of insurance products or changes in premiums resulting from a catastrophic event, such as a hurricane;

•	our ability to retain key employees and clients and attract new business;

•	the timing or ability to carry out share repurchases and redemptions;

•	the timing or ability to carry out refinancing or take other steps to manage our capital and the limitations in our long term debt agreements that may restrict our ability to take these actions;

•	fluctuations in our earnings as a result of potential changes to our valuation allowance(s) on our deferred tax assets;

•	any fluctuations in exchange and interest rates that could affect expenses and revenue;

•	the potential costs and difficulties in complying with a wide variety of foreign laws and regulations and any related changes, given the global scope of our operations;

•	rating agency actions that could inhibit our ability to borrow funds or the pricing thereof;

•	a significant decline in the value of investments that fund our pension plans or changes in our pension plan liabilities or funding obligations;

•	our ability to achieve the expected strategic benefits of transactions, including any growth from associates;

•	further impairment of the goodwill of one of our reporting units, in which case we may be required to record additional significant charges to earnings;

•	our ability to receive dividends or other distributions in needed amounts from our subsidiaries;

•	changes in the tax or accounting treatment of our operations and fluctuations in our tax rate;

•	any potential impact from the US healthcare reform legislation;

•	our involvements in and the results of any regulatory investigations, legal proceedings and other contingencies;

•

underwriting, advisory or reputational risks associated with non-core operations as well as the potential significant impact our non-core operations (including the Willis Capital Markets & Advisory operations) can have on our financial results;

•	our exposure to potential liabilities arising from errors and omissions and other potential claims against us; and

•	the interruption or loss of our information processing systems or failure to maintain secure information systems.

The foregoing list of factors is not exhaustive and new factors may emerge from time to time that could also affect actual performance and results. For more information see the section entitled ‘‘Risk Factors’’ included in Willis’ Form 10-K for the year ended December 31, 2012 and our subsequent filings with the Securities and Exchange Commission. Copies are available online at http://www.sec.gov or www.willis.com.

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions, and therefore also the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included in this document, our inclusion of this information is not a representation or guarantee by us that our objectives and plans will be achieved.

Our forward-looking statements speak only as of the date made and we will not update these forward-looking statements unless the securities laws require us to do so. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this document may not occur, and we caution you against unduly relying on these forward-looking statements.

Non-GAAP Supplemental Financial Information

This press release contains references to non-GAAP financial measures as defined in Regulation G of SEC rules. Consistent with Regulation G, a reconciliation of this supplemental financial information to our GAAP information is in the note disclosures that follow. We present such non-GAAP supplemental financial information, as we believe such information is of interest to the investment community because it provides additional meaningful methods of evaluating certain aspects of the Company’s operating performance from period to period on a basis that may not be otherwise apparent on a GAAP basis. This supplemental financial information should be viewed in addition to, not in lieu of, the Company’s condensed consolidated financial statements.

# # #

WILLIS GROUP HOLDINGS plc

CONDENSED CONSOLIDATED INCOME STATEMENTS

(in millions, except per share data)

(unaudited)

	Three months ended March 31,
	2013	2012
Revenues
Commissions and fees	$1,046	$1,005
Investment income	4	5
Other income	1	3

Total revenues	1,051	1,013

Expenses
Salaries and benefits (including share-based compensation of $12 million, $9 million)	568	506
Other operating expenses	156	156
Depreciation expense	26	19
Amortization of intangible assets	14	15

Total expenses	764	696

Operating income	287	317
Interest expense	31	32

Income before Income Taxes and Interest in Earnings of Associates	256	285
Income tax charge	48	68

Income before Interest in Earnings of Associates	208	217
Interest in earnings of associates, net of tax	15	15

Net Income	223	232
Net income attributable to noncontrolling interests	(4)	(7)

Net Income attributable to Willis Group Holdings plc	$219	$225

WILLIS GROUP HOLDINGS plc

CONDENSED CONSOLIDATED INCOME STATEMENTS

(in millions, except per share data)

(unaudited)

	Three months ended March 31,
	2013	2012
Earnings per Share
Net income attributable to Willis Group Holdings plc shareholders
- Basic	$1.27	$1.29
- Diluted	$1.24	$1.28

Average Number of Shares Outstanding
- Basic	173	174
- Diluted	176	176
Shares Outstanding at March 31 (thousands)	173,878	173,697

WILLIS GROUP HOLDINGS plc

SUMMARY DRAFT BALANCE SHEETS

(in millions) (unaudited)

	March 31, 2013	December 31, 2012
Current Assets

Cash & cash equivalents	$531	$500
Accounts receivable, net	1,051	933
Fiduciary assets	9,811	9,271
Deferred tax assets	17	13
Other current assets	220	181

Total current assets	11,630	10,898

Non-current Assets

Fixed assets, net	447	468
Goodwill	2,813	2,827
Other intangible assets, net	369	385
Investments in associates	183	174
Deferred tax assets	15	18
Pension benefits asset	181	136
Other non-current assets	199	206

Total non-current assets	4,207	4,214

Total Assets	$15,837	$15,112

Liabilities and Equity

Current Liabilities

Fiduciary liabilities	$9,811	$9,271
Deferred revenue and accrued expenses	455	541
Income taxes payable	76	19
Short-term debt and current portion of long-term debt	15	15
Deferred tax liabilities	16	21
Other current liabilities	333	327

Total current liabilities	10,706	10,194

Non-current Liabilities

Long-term debt	2,387	2,338
Liability for pension benefits	269	282
Deferred tax liabilities	15	18
Provision for liabilities	189	180
Other non-current liabilities	378	375

Total non-current liabilities	3,238	3,193

Total Liabilities	13,944	13,387

Equity attributable to Willis Group Holdings plc	1,865	1,699
Noncontrolling interests	28	26

Total Equity	1,893	1,725

Total Liabilities and Equity	$15,837	$15,112

WILLIS GROUP HOLDINGS plc

SUPPLEMENTAL FINANCIAL INFORMATION

(in millions, except per share data) (unaudited)

1.	Definitions of Non-GAAP Financial Measures

We believe that investors’ understanding of the Company’s performance is enhanced by our disclosure of the following non-GAAP financial measures. Our method of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Organic commissions and fees growth

Organic commissions and fees growth excludes: (i) the impact of foreign currency translation; (ii) the first twelve months of net commission and fee revenues generated from acquisitions; and (iii) the net commission and fee revenues related to operations disposed of in each period presented, from reported commissions and fees growth.

We believe organic growth in commissions and fees provides a measure that the investment community may find helpful in assessing the performance of operations that were part of our operations in both the current and prior periods, and provides a measure against which our businesses may be assessed in the future.

Adjusted operating income and adjusted net income

Adjusted operating income and adjusted net income are calculated by excluding the impact of certain items from operating income and net income, respectively, the most directly comparable GAAP measures. We believe that excluding these items, as applicable, from operating income and net income, provides a more complete and consistent comparative analysis of our results of operations.

WILLIS GROUP HOLDINGS plc

SUPPLEMENTAL FINANCIAL INFORMATION

(in millions, except per share data) (unaudited)

2.	Analysis of Commissions and Fees

The following table reconciles reported commissions and fees growth to organic commissions and fees growth by segment for the three months ended March 31, 2013:

	Three months ended March 31,			Change attributable to
	2013	2012	% Change	Foreign currency translation	Acquisitions and disposals	Organic commissions and fees growth (a)
Global	$383	$370	3.5%	(0.4)%	(0.2)%	4.1%
North America	363	346	4.9%	0.2%	0.4%	4.3%
International	300	289	3.8%	(0.1)%	0.1%	3.8%

Commissions and fees	$1,046	$1,005	4.1%	(0.1)%	0.1%	4.1%

(a)	Organic commission and fees growth excludes: (i) the impact of foreign currency translation; (ii) the first twelve months of net commission and fee revenues generated from acquisitions; and (iii) the net commission and fee revenues related to operations disposed of in each period presented, from reported commissions and fees growth.

Our methods of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

3.	Expense Reduction Initiative

In the three months ended March 31, 2013, the Company incurred pre-tax expenses totaling $46 million ($38 million, after tax, or $0.22 per diluted share) in connection with the previously announced assessment of its organizational design.

The following table provides an analysis by expense category:

Three months ended March 31, 2013
Expense category
Salaries and benefits (a)	$29
Other operating expenses(b)	12
Depreciation(b)	5

$46

(a)	Primarily reflects severance costs related to 207 positions that have been eliminated.
(b)	Primarily reflects property and systems rationalization costs.

WILLIS GROUP HOLDINGS plc

SUPPLEMENTAL FINANCIAL INFORMATION

(in millions, except per share data) (unaudited)

4.	Adjusted Operating Income

The following table reconciles operating income, the most directly comparable GAAP measure, to adjusted operating income, for the three months ended March 31, 2013 and 2012:

	Three months ended March 31,
	2013	2012	% Change
Operating Income	$287	$317	(9.5)%
Excluding:
Expense reduction initiative	46	—
Write-off of uncollectible accounts receivable and legal fees	—	13

Adjusted Operating Income	$333	$330	0.9%

Operating Margin, or Operating Income as a percentage of Total Revenues	27.3%	31.3%

Adjusted Operating Margin, or Adjusted Operating Income as a percentage of Total Revenues	31.7%	32.6%

5.	Adjusted Net Income

The following table reconciles net income and earnings per diluted share, the most directly comparable GAAP measures, to adjusted net income and adjusted earnings per diluted share, for the three months ended March 31, 2013 and 2012:

	Three months ended March 31,			Per diluted share Three months ended March 31,
	2013	2012	% Change	2013	2012	% Change
Net Income attributable to Willis Group Holdings plc	$219	$225	(2.7)%	$1.24	$1.28	(3.1)%

Excluding:
Expense reduction initiative, net of tax ($8, $nil)	38	—		0.22	—
Write-off of uncollectible accounts receivable and legal fees, net of tax ($nil, $5)	—	8		—	0.04

Adjusted Net Income	$257	$233	10.3%	$1.46	$1.32	10.6%

Average diluted shares outstanding	176	176

WILLIS GROUP HOLDINGS plc

SUPPLEMENTAL FINANCIAL INFORMATION

(in millions, except per share data) (unaudited)

6.	Condensed Consolidated Income Statements by Quarter

	2012					2013
	Q1	Q2	Q3	Q4	FY	Q1
Revenues
Commissions and fees	$1,005	$837	$749	$867	$3,458	$1,046
Investment income	5	5	4	4	18	4
Other income	3	—	1	—	4	1

Total Revenues	1,013	842	754	871	3,480	1,051

Expenses
Salaries and benefits	506	500	502	967	2,475	568
Other operating expenses	156	129	146	150	581	156
Depreciation expense	19	19	21	20	79	26
Amortization of intangible assets	15	15	14	15	59	14
Goodwill impairment charge	—	—	—	492	492	—
Net loss on disposal of operations	—	—	1	2	3	—

Total Expenses	696	663	684	1,646	3,689	764

Operating Income (Loss)	317	179	70	(775)	(209)	287

Interest expense	32	33	32	31	128	31

Income (Loss) before Income Taxes and Interest in Earnings of Associates	285	146	38	(806)	(337)	256

Income tax charge/(credit)	68	36	10	(13)	101	48

Income (Loss) before Interest in Earnings of Associates	217	110	28	(793)	(438)	208
Interest in earnings of associates, net of tax	15	(1)	(2)	(7)	5	15

Income (Loss) from Continuing Operations	232	109	26	(800)	(433)	223
Discontinued operations, net of tax	—	1	—	(1)	—	—

Net Income (Loss)	232	110	26	(801)	(433)	223
Net income attributable to noncontrolling interests	(7)	(2)	—	(4)	(13)	(4)

Net Income (Loss) attributable to Willis Group Holdings plc	$225	$108	$26	$(805)	$(446)	$219

Diluted Earnings per Share
Net Income (Loss) attributable to Willis Group Holdings plc shareholders	$1.28	$0.61	$0.15	$(4.65)	$(2.58)	$1.24

Average Number of Shares Outstanding
- Diluted	176	176	175	173	173	176

WILLIS GROUP HOLDINGS plc

SUPPLEMENTAL FINANCIAL INFORMATION

(in millions, except per share data) (unaudited)

7.	Segment Information by Quarter

	2012					2013
	Q1	Q2	Q3	Q4	FY	Q1
Commissions and Fees
Global	$370	$282	$235	$237	$1,124	$383
North America	346	314	315	331	1,306	363
International	289	241	199	299	1,028	300

Total Commissions and Fees	$1,005	$837	$749	$867	$3,458	$1,046

Total Revenues
Global	$372	$283	$235	$239	$1,129	$384
North America(a)	349	315	318	331	1,313	365
International	292	244	201	301	1,038	302

Total Revenues	$1,013	$842	$754	$871	$3,480	$1,051

Operating Income
Global	$179	$94	$52	$47	$372	$171
North America	82	48	53	57	240	89
International	81	40	(9)	71	183	86
Corporate and Other(b)	(25)	(3)	(26)	(950)	(1,004)	(59)

Total Operating Income (Loss)	$317	$179	$70	$(775)	$(209)	$287

Organic Commissions and Fees Growth

Global	4.7%	6.8%	2.9%	11.6%	6.1%	4.1%
North America	(2.0)%	(3.0)%	(0.5)%	5.0%	(0.6)%	4.3%
International	4.3%	2.0%	4.9%	7.4%	4.9%	3.8%

Total Organic Commissions and Fees Growth	2.1%	1.5%	2.2%	7.5%	3.1%	4.1%

Operating Margin
Global	48.1%	33.2%	22.1%	19.7%	32.9%	44.5%
North America	23.5%	15.2%	16.7%	17.2%	18.3%	24.4%
International	27.7%	16.4%	(4.5)%	23.6%	17.6%	28.5%
Total Operating Margin	31.3%	21.3%	9.3%	(89.0)%	(6.0)%	27.3%

(a)	Total Revenues in the North America segment includes other income comprising gains on disposal of intangible assets, which primarily arise from settlements enforcing non-compete agreements in the event of losing accounts through producer defection or the disposal of books of business.
(b)	Corporate and Other includes the costs of the holding company, foreign exchange hedging activities, foreign exchange on the UK pension plan asset, foreign exchange gains and losses from currency purchases and sales, amortization of intangible assets, net gains and losses on disposal of operations, certain legal costs, write-off of uncollectible accounts receivable and associated legal fees, Insurance recovery, India JV settlement, North America segment goodwill impairment, charges associated with the change in remuneration policy and expense reduction initiative costs.